Exhibit 99.2

Q&A ON ARBITRATORS DECISION

DENYING NEXTEL PARTNERS’

INJUNCTION REQUEST

Q.	How do you feel about the arbitration Panel’s September 2nd ruling?

A.	We’re delighted. We regard it as a complete victory.

Q.	What action did the arbitration Panel take?

A.	The Panel unanimously denied the injunction sought by Partners.

Q.	What was the Panel’s reasoning?

A.	The Panel unanimously found that Partners had failed to meet its burden of proving a likelihood of success on its claim that Nextel is contractually obligated either (1) to allow Partners to use the new Sprint Nextel logo or (2) to sell Nextel products only under the Nextel name and not under the combined Sprint Nextel brand. This ruling rejected what the Panel characterized as the “essence” of Partners’ claim. Answering the question, “is there sufficient evidence of a breach” by Nextel, the Panel unanimously found that the contract “does not give to [Partners] the rights it contends it has in this motion.”

Q.	Did the Panel cite any other grounds for denying the injunction that Partners sought?

A.	Yes. The Panel said in a footnote that, as an alternative basis for denying Partners’ request, the Panel “has serious questions about the issue of irreparable harm” because of the existence of the “put” arrangement.

Q.	Some analysts are saying this means that the Panel is likely to award damages. Is that right?

A.	No. To obtain an injunction, a claimant must show:

(1)	a likelihood of success on the merits, and

(2)	irreparable harm.

The Panel unanimously held that Partners had made no showing of likelihood of success. It observed, in a footnote and as an alternative ground for its finding on no likelihood of success, that Partners also didn’t show irreparable harm. But this doesn’t mean that Partners had shown any likelihood of a successful damage claim, but only that, even if it had made a case on the merits, it had shown no irreparable harm because monetary relief would be an adequate remedy. We think that those who interpret this as a finding that damages are likely are completely misreading the decision.

Q.	What about the footnote on “discrimination”?

A.	The Panel cited Section 2.6 of the joint venture agreement, which says that Nextel Communications may not discriminate between its operating subsidiaries and Partners as to “products, services and systems” that Nextel Communications is required to make available to Partners. But the new brand or logo isn’t a product, service or system. “Branding” is controlled by Section 8.1A of the agreement, and Panel’s main holding, rejecting what it characterized as the “essence” of Partners’ claim, was that Nextel Communications was not required to make the new brand or logo available to Partners.

In all events, Section 2.6 of the joint venture agreement and the other contracts do not apply to Sprint or Sprint’s PCS Affiliates or to any services other than the iDEN service Partners now offers. Partners is limited to iDEN services and is not entitled to offer CDMA services.

Q.	Partners’ Form 8-K says that the Panel “reserved” issues relating to the handling of national accounts and confidentiality “for future ruling if necessary.” What does that mean?

A.	Partners sought an injunction with respect to both of these issues. The Panel flatly denied Partners’ request for an injunction. Nextel’s presentation on these issues made clear that it intended to comply with its agreements and the Panel said that it was not convinced that these issues were either “disputed or material.”